Exhibit 99.1

Transaction Overview

The Acquisition. On November 22, 2006, MidOcean SBR Holdings, LLC (“Holdings”), a Delaware limited liability company and an affiliate of MidOcean Partners III, L.P. and its affiliates (“MidOcean” or the “Sponsor”), MidOcean SBR Acquisition Corp. (“Acquisition Corp.”), a New York corporation and a wholly-owned subsidiary of Holdings, the Company and the shareholders of the Company (the “Sellers”), entered into an agreement and plan of merger (as may be amended or supplemented, “Merger Agreement”). Pursuant to the Merger Agreement, Acquisition Corp. will be merged with and into the Company (the “Merger”) in exchange for consideration of $450 million in cash, subject to certain adjustments (including an adjustment for the amount of any outstanding debt). In addition, Sellers are entitled to receive a distribution of the cash on hand of the Company that is in excess of the sum of $11 million, which is to remain in the business, plus all amounts required to be paid in connection with special event bonuses. These bonuses, which will be paid by the Company on the closing date are estimated to be approximately $41 million in the aggregate. An additional $5.2 million of estimated transaction costs will be paid by the Sellers. On the closing date, $15 million of the total consideration to be paid to Sellers will be held in an escrow account for a period of eighteen months pursuant to an escrow agreement between the Sellers and Holdings (the “Escrow Agreement”) as security for the indemnity obligations of the Sellers under the Merger Agreement. Prior to consummation of the Merger, Holdings expects to form a Delaware limited liability company (“Sbarro Holdings LLC”). Holdings will be the sole member and manager and it will contribute the stock of Acquisition Corp. to Sbarro Holdings LLC. Upon consummation of the Merger, all of the outstanding common stock of the Company will be owned by Sbarro Holdings LLC, which will be indirectly controlled by MidOcean through Holdings.

Prior to the consummation of the Merger, the Company will transfer interests in certain assets to a newly formed limited liability company owned and controlled by certain of the Sellers. The assets and related costs that are being transferred by the Company to the Sellers (the “Withdrawn Assets”) are:

•	the interests in 401 Broadhollow Realty Corp. and 401 Broadhollow Fitness Center Corp., which own the corporate headquarters of the Company, the fitness center and the assets of the Sbarro Café located at the corporate headquarters;

•	a parcel of undeveloped real property located in East Northport, New York;

•	the interests in Boulder Creek Ventures LLC and Boulder Creek Holdings, LLC, which own a 40% interest in a joint venture that operates 15 steakhouses under “Boulder Creek” and other names; and

•	the interest in Two Mex-SS, LLC, which owns a 50% interest in a joint venture that operates two tex-mex restaurants under the “Baja Grill” name; and

•	the elimination of certain costs and expenses related to the offices of Mario Sbarro, Joseph Sbarro and Anthony Sbarro including salaries, bonuses, benefits, payroll taxes and travel and entertainment.

We refer to this entire transaction as the “Acquisition.”

Holdings expects to finance the Acquisition, including estimated fees and expenses, with $333 million of debt financing described below and $133 million of cash common equity contributed to Holdings by MidOcean, management and certain other investors (together with MidOcean, the “Investors”). The consummation of the Merger and each of the financing transactions described below are conditioned upon the substantially concurrent closing of the other transactions.

The Financing Transactions. In connection with the Acquisition, we will:

•	enter into a new $183.0 million senior secured term loan facility and a new $25.0 million senior secured revolving facility (the “Senior Credit Facilities”);

•	issue $150.0 million in aggregate principal amount of notes offered hereby; and

•	conduct a tender offer and consent solicitation to repurchase all of our 11% senior notes due 2009 (the “11% Notes”). As of the date hereof, approximately 85.8% of the 11% Notes have been tendered.

We intend to use the net proceeds from this offering and the borrowings from the Senior Credit Facilities to pay the consideration of the Acquisition, repay all outstanding indebtedness under Sbarro’s existing amended and restated credit facility (the “Existing Credit Facility”), repurchase or redeem the 11% Notes and pay premiums and prepayment costs, accrued interest and transaction fees and expenses.

This offering, the Senior Credit Facilities and the refinancing of the debt, including premiums, fees and expenses, referred to above are collectively referred to herein as the “Financing Transactions.” The Financing Transactions together with the Acquisition are referred to herein as the “Transactions.”

We have summarized below the estimated sources and uses of funds for the Transactions. Except as noted, the sources and uses below assumes the consummation of the Transactions occurred on January 31, 2007.

Sources of Funds:	($ millions)	Uses of Funds:	($ millions)
Revolving credit facility(1)	—	Consideration to Sellers(2)	$190.3
Term loan facility	$183.0	Refinance 11% Notes(3)	259.7
Notes offered hereby	150.0	Estimated Transactions expenses	16.0
Common equity	133.0

Total sources	$466.0	Total uses	$466.0

(1)	Consists of a $25.0 million senior secured revolving credit facility. Revolver availability will be reduced by outstanding letters of credit. If the actual uses of funds exceed the estimated amounts set forth above, we will borrow additional funds from the revolving portion of our Senior Credit Facilities to pay the excess amounts.
(2)	On the closing date, $15.0 million of the total consideration paid to Sellers will be held in an escrow account for a period of eighteen months pursuant to the Escrow Agreement as security for the indemnity obligations of the Sellers under the Merger Agreement.
(3)	Assumes that 100% of the 11% Notes will be tendered and repurchased in the tender offer along with the payment of a premium of approximately $4.7 million.

Summary Consolidated Financial Data and Other Operating Information

We have derived the following summary historical consolidated statements of operations, cash flow and other financial data for the years ended December 28, 2003, January 2, 2005 and January 1, 2006 from our consolidated financial statements, which have been audited by BDO Seidman LLP, an independent registered public accounting firm. We derived the summary historical consolidated statements of operations, cash flow and other financial data for the forty weeks ended October 9, 2005 and October 8, 2006 and the summary consolidated balance sheet data as of October 8, 2006 from our unaudited consolidated financial statements. We prepared the summary unaudited interim financial data on a basis consistent with the audited consolidated financial statements as of and for the year ended January 1, 2006. In management’s opinion, the unaudited interim consolidated financial data reflects all adjustments that are necessary for a fair presentation of the results for the interim periods presented. All adjustments made were normal and recurring accruals. You should not expect the results of operations for the interim periods to necessarily be an indication of the results for a full year or any future period. You should read the following data in conjunction with “Selected Financial Data,” “Unaudited Pro Forma Condensed Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes thereto included elsewhere in this offering circular.

We have prepared the following summary unaudited pro forma consolidated statements of operations for the twelve months ended October 8, 2006 giving effect to the Transactions, as if they had occurred on October 10, 2005. The unaudited pro forma condensed consolidated income statement data for the twelve months ended October 8, 2006 was derived by (1) combining Sbarro’s historical adjusted consolidated statements of operations for the year ended January 1, 2006, with (2) Sbarro’s historical adjusted consolidated statements of operations for the forty weeks ended October 8, 2006 and (3) subtracting Sbarro’s historical adjusted consolidated statements of operations for the forty weeks ended October 9, 2005.

The pro forma as-adjusted consolidated balance sheet data reflect the Transactions as if they had occurred on October 8, 2006.

We have presented the unaudited pro forma financial data for informational purposes only. You should not consider the pro forma consolidated statements of operations and balance sheet data to be indicative of what the actual results would have been had the transactions described above been completed on the dates indicated nor should you expect the pro forma results to be an indication of the results of operations or financial condition as of any future date or for any future period. You should read the following data in conjunction with “Selected Financial Data,” “Unaudited Pro Forma Condensed Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes thereto included elsewhere in this offering circular.

	Historical					Pro Forma(5)
	Fiscal Year			Forty Weeks Ended		Last Twelve Months Ended October 8, 2006
	2003	2004(1)	2005	October 9, 2005	October 8, 2006
				(unaudited)	(unaudited)	(unaudited)
	(dollars in thousands)
STATEMENTS OF OPERATIONS:
Revenues:
Restaurant sales	$314,708	$331,313	$329,187	$236,318	$240,128	$332,748
Franchise related income	10,868	12,093	12,410	9,285	10,678	13,803
Real estate and other	6,748	5,488	7,097	4,884	5,063	5,181

Total revenues	332,324	348,894	348,694	250,487	255,869	351,732

Costs and expenses:
Cost of food and paper products	67,446	72,073	66,519	49,026	46,428	63,790
Payroll and other employee benefits	89,614	90,857	89,351	66,198	65,736	88,639
Other operating costs	110,494	114,571	115,209	88,133	87,131	114,154
Depreciation and amortization	19,712	16,400	16,635	12,239	12,371	17,660
General and administrative	25,451	28,576	27,438	19,867	23,194	26,893
Asset impairment, restaurant closings and loss on sale of other concepts restaurant	6,073	2,202	859	300	474	1,033

Total costs and expenses	318,790	324,679	316,011	235,763	235,334	312,169

Operating income	13,534	24,215	32,683	14,724	20,535	39,563

Other (expense) income:
Interest expense	(31,039)	(30,694)	(30,680)	(23,679)	(23,782)	(31,539)
Interest income	694	654	1,277	869	2,001	2,409
Equity in net income (loss) of unconsolidated affiliates	425	855	(236)	(254)	153	—
Other income	—	1,181	—	—	—	—

Net other expense	(29,920)	(28,004)	(29,639)	(23,064)	(21,628)	(29,130)

Income (loss) before income taxes	(16,386)	(3,789)	3,044	(8,340)	(1,093)	10,433
Income taxes	844	534	1,693	1,035	580	1,456

Net income (loss)	$(17,230)	$(4,323)	$1,351	$(9,375)	$(1,673)	$8,977

CASH FLOW DATA:
Net cash provided by/(used in) operating activities	$11,034	$15,816	$21,581	$(11,226)	$(4,044)
Net cash used in investing activities	(8,521)	(8,906)	(10,805)	(8,126)	(9,011)
Net cash used in financing activities	(1,254)	(340)	(687)	(99)	(156)

OTHER FINANCIAL AND RESTAURANT DATA:
EBITDA(2)	$33,671	$42,651	$49,082	$26,709	$33,059	$57,223
Adjusted EBITDA(2)						59,885
Rent expense	69,903	71,224	70,009	53,797	53,013	69,225
Cash interest expense, net						28,729
Capital expenditures	8,521	8,906	11,708	9,029	10,694	13,373
Number of restaurants at end of period:
Company-owned	533	511	494	495	479	479
Franchised	376	428	458	441	476	476
Other concepts(3)	27	22	25	25	24	7
Total Number of restaurants	936	961	977	961	979	962

CREDIT STATISTICS:
Pro forma ratio of adjusted EBITDA to cash interest expense, net(2)						2.1
Total debt to pro forma adjusted EBITDA(2)						5.6

	As of October 8, 2006
	Actual	As adjusted
	(in thousands) (unaudited)
BALANCE SHEET DATA:
Cash and cash equivalents	$59,878	$11,000
Working capital	44,796	601
Total assets	378,395	632,610
Long-term debt, net of original issue discount	268,658	333,000
Stockholders’ equity, as adjusted(4)	66,225	133,000

(1)	Our 2004 year contained 53 weeks. All other reported years contain 52 weeks. As a result, our 2004 year benefited from one additional week of operations over the other years which generated approximate revenues of $9 million and approximate income before taxes of $2.5 million.
(2)	EBITDA and adjusted EBITDA are supplemental measures of our performance that are not required by, or presented in accordance with, GAAP. These measures are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income, income from operations or any other performance measures derived in accordance with GAAP or as an alternative to cash flow from operating, investing or financing activities as a measure of liquidity.

EBITDA is a non-GAAP measure, which we define as earnings before interest income, interest expense, taxes, depreciation and amortization. We calculate adjusted EBITDA by adjusting EBITDA to eliminate the impact of certain items we do not consider to be indicative of the performance of our ongoing operations. You are encouraged to evaluate each adjustment and whether you consider each to be appropriate. In addition, in evaluating EBITDA and adjusted EBITDA, you should be aware that in the future, we may incur expenses similar to the adjustments in the presentation of EBITDA and adjusted EBITDA. Our presentation of EBITDA and adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

We present EBITDA and adjusted EBITDA because we consider them to be supplemental measures of our performance and because they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry, many of which present EBITDA and adjusted EBITDA when reporting their results. Further, EBITDA and adjusted EBITDA are common methods of valuing companies in our industry. EBITDA and adjusted EBITDA are non-GAAP measures used by management as comparative measures to the operating results of other companies in the same industry.

Our calculations of EBITDA may not be comparable to a similarly titled measure reported by other companies, since all companies do not calculate this non-GAAP measure in the same manner. EBITDA and adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under GAAP. Because of these limitations, EBITDA and adjusted EBITDA should not be considered as measures of discretionary cash available to us to invest in the growth of our business or to reduce our indebtedness. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and adjusted EBITDA only supplementally.

Reconciliation of Net Income to Adjusted EBITDA

	Historical Data					Pro Forma
	Fiscal Year			Forty Weeks Ended		Last Twelve Months Ended October 8, 2006
	2003	2004	2005	October 9, 2005	October 8, 2006
				(unaudited)	(unaudited)	(unaudited)
	(in thousands)
Reconciliation of Net Income to Adjusted EBITDA:
Net income (loss)	$(17,230)	$(4,323)	$1,351	$(9,375)	$(1,673)	$8,977
Income taxes	844	534	1,693	1,035	580	1,456
Interest income	(694)	(654)	(1,277)	(869)	(2,001)	(2,409)
Interest expense	31,039	30,694	30,680	23,679	23,782	31,539
Depreciation and amortization	19,712	16,400	16,635	12,239	12,371	17,660

EBITDA	$33,671	$42,651	$49,082	$26,709	$33,059	$57,223
Asset impairment, restaurant closings, and store pre-opening costs(a)						1,662
Management fee(b)						1,000

Adjusted EBITDA						$59,885

(a)	Adjustment to exclude asset impairment charges, restaurant closing costs, pre-opening costs and the net negative EBITDA for four underperforming restaurants closed in the LTM Period.
(b)	Reflects annual fees to be paid to MidOcean pursuant to the Professional Services Agreement. See “Certain Relationships and Related Transactions.”

(3)	Represents our other concepts restaurants some of which will be transferred to the Seller in connection with the Acquisition. We will retain our interest in Carmela’s of Brooklyn and Mama Sbarro, which operate in seven locations combined.
(4)	In 2005, we noted an error in our straight-line rent calculation and recorded $1.2 million to correct this error. The correction was to reduce the deferred rent balance and adjust to opening retained earnings. The effect was not individually material to any year presented and did not warrant a restatement in those years. In 2004, we noted an error in the minority interest account and accrued expenses. We recorded $569,000 to correct this error, which related to the recording of income and minority interest of a consolidated subsidiary in years prior to December 31, 2001. The correction was adjusted to opening retained earnings. The error resulted from the misinterpretation of certain partnership agreements concerning the sharing of the losses of two of the locations within this consolidated subsidiary.
(5)	The summary unaudited pro forma consolidated statements of operations for the twelve months ended October 8, 2006 give effect to the Transactions, as if they had occurred on October 10, 2005. The unaudited pro forma condensed consolidated income statement data for the twelve months ended October 8, 2006 was derived by (1) combining Sbarro’s historical adjusted consolidated statements of operations for the year ended January 1, 2006, with (2) Sbarro’s historical adjusted consolidated statements of operations for the forty weeks ended October 8, 2006 and (3) subtracting Sbarro’s historical adjusted consolidated statements of operations for the forty weeks ended October 9, 2005. Unaudited net income for the LTM Period reconciles to unaudited proforma net income for the LTM Period as follows (in thousands):

Net income for the LTM Period	$9,053
Withdrawn Assets adjustments(a)	4,703
Transactions adjustments(b)	(4,779)

Pro forma net income for the LTM Period	$8,977

(a)	The adjustments made for the LTM Period are consistent with those adjustments made for the unaudited proforma condensed consolidated statements of operations for the year ended January 1, 2006 and the forty weeks ended October 9, 2005 and October 8, 2006 in footnote (1) in “Notes to the Unaudited Pro Forma Condensed Consolidated Financial Data.”
(b)	The adjustments made for the LTM Period are consistent with those adjustments made for the unaudited proforma condensed consolidated statements of operations for the year ended January 1, 2006 and the forty weeks ended October 9, 2005 and October 8, 2006 in footnote (2) in “Notes to the Unaudited Pro Forma Condensed Consolidated Financial Data.”

USE OF PROCEEDS

The gross proceeds of this offering are expected to be approximately $150.0 million. We expect to use the net proceeds from this offering, along with approximately $183.0 million to be borrowed under the Senior Credit Facilities, to finance, in part, the Acquisition, repay certain outstanding indebtedness and pay the related fees and expenses.

The following table illustrates the estimated sources and uses of funds relating to the Transactions. The actual amounts may differ at the time of the consummation of the Transactions.

Sources of Funds:	($ millions)	Uses of Funds:	($ millions)
Revolving credit facility(1)	$—	Consideration to Sellers(2)	$190.3
Term loan facility	183.0	Refinance 11% Notes(3)	259.7
Notes offered hereby	150.0	Estimated Transactions expenses	16.0
Common equity	133.0

Total sources	$466.0	Total uses	$466.0

(1)	Consists of a $25.0 million senior secured revolving credit facility. Revolver availability will be reduced by outstanding letters of credit. If the actual uses of funds exceed the estimated amounts set forth above, we will borrow additional funds from the revolving portion of our Senior Credit Facilities to pay the excess amounts.
(2)	On the closing date, $15.0 million of the total consideration to be paid to Sellers will be held in an escrow account for a period of eighteen months pursuant to the Escrow Agreement as security for the indemnity obligations of the Sellers under the Merger Agreement.
(3)	Assumes that 100% of the 11% Notes will be tendered and repurchased in the tender offer along with the payment of a premium of approximately $4.7 million. See “Offering Circular Summary—Transaction Overview—The Financing Transactions.”

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of October 8, 2006:

•	on an actual basis; and

•	as adjusted to give effect to the Transactions.

You should read this table in conjunction with our financial statements and the related notes to the financial statements included elsewhere in this offering circular. This table should also be read in conjunction with “Use of Proceeds,” “Unaudited Pro Forma Condensed Consolidated Financial Data,” “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Description of Other Indebtedness” included elsewhere in this offering circular.

	As of October 8, 2006
	Actual	As Adjusted
	(unaudited) (in thousands)
Cash and cash equivalents	$59,878	$11,000

Debt:
Existing Credit Facility	$—	$—
Revolving credit facility	—	—
Term loan facility	—	183,000
Notes offered hereby	—	150,000
11% Notes net of original discount(1)	253,878	—
Mortgage(2)	14,978	—

Total debt	268,856	333,000
Total stockholders’ equity	66,225	133,000

Total capitalization	$335,081	$466,000

(1)	Assumes that 100% of the 11% Notes will be tendered and repurchased in the tender offer along with the payment of a premium of approximately $4.7 million. See “Offering Circular Summary—Transaction Overview—The Financing Transactions.”
(2)	In March 2000, 401 Broadhollow Realty Corp., one of our subsidiaries, obtained a $16 million, 8.4% loan due in 2010, secured by a mortgage on our corporate headquarters building. In connection with the Acquisition, we will transfer our interest in 401 Broadhollow Realty Corp., which includes the obligations under the mortgage loan. See “Offering Circular Summary—Transaction Overview—The Acquisition.”